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                                                     Draft--August 1, 1999


                       1999 NEUBERGER BERMAN INC.
                        DEFERRED COMPENSATION PLAN


                                ARTICLE I
                                PURPOSES

        The purposes of the 1999 Neuberger Berman Inc. Deferred Compensation Plan (the "PLAN") are to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn, and defer receipt of, competitive compensation and bonuses directly linked to the Company's performance.


                                ARTICLE II
                               DEFINITIONS

        2.1. DEFINITIONS. Unless the context requires otherwise, or otherwise defined in this Plan, capitalized terms used herein shall have the meanings set forth in the 1999 Neuberger Berman Inc. Annual Incentive Plan.

        2.2. GENDER AND NUMBER. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.


                                ARTICLE III
                               ADMINISTRATION

        The Committee (or its delegate or delegates) shall administer and interpret the Plan. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be


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liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct.


                                   ARTICLE IV
                                   ELIGIBILITY

        Each participant in the 1999 Neuberger Berman Inc. Annual Incentive Plan, as well as other key employees selected by the Committee to participate in the Plan (the "PARTICIPANT") shall be eligible to participate in the Plan. The Secretary of the Company shall provide a copy of the Plan to each Participant together with a form of letter which may be used by the Participant to notify the Company of his election to participate in the Plan.


                                    ARTICLE V
                                DEFERRAL ELECTION

        5.1. BONUS DEFERRAL ELECTION. On or before December 31st of any calendar year, a Participant may elect to defer receipt of all or any part of any annual bonus payable in United States currency for services performed during such year which, but for such election, is expected to be paid to him in the next following calendar year.

        5.2. SALARY DEFERRAL ELECTION. On or before December 31st of any calendar year, a Participant may elect to defer receipt of all or any part of that portion of his annual base salary payable in United States currency in the following calendar year which exceeds the sum of (I) the Social Security wage base with respect to old age, survivor and disability income taxes in effect for such following calendar year and (II) $10,000. Notwithstanding the foregoing, a Participant who (X) receives an annual base salary in United States currency in excess of the sum of (I) and (II) above and (Y) is not subject to withholding for old age survivor and disability employment taxes under U.S. law may elect to defer receipt of all or a portion of his annual base salary for the following calendar year which is payable in United States currency (together with the bonus deferral election described in Section 5.1, a "DEFERRAL ELECTION").

        5.3. FORM AND DURATION OF DEFERRAL ELECTION. A Deferral Election shall be made by written notice filed on a designated form with the Secretary of the Company. The minimum amount that each Participant may defer under the Plan for each year shall be $5,000 (or such other amount as the Committee shall determine). Any such Deferral Election shall continue in effect (including with respect to compensation payable for subsequent calendar years) unless and until the Participant revokes or modifies such

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Deferral Election by written notice on a designated form filed with the
Secretary of the Company. Any such revocation or modification of a Deferral Election shall become effective only with respect to compensation payable in calendar years following receipt of such revocation or modification by the Secretary of the Company.

        5.4. RENEWAL. A Participant who has revoked an election to participate in the Plan may file a new Deferral Election to defer compensation payable in the calendar year following the year in which such election is filed.


                                 ARTICLE VI
                  STOCK ACCOUNT AND INVESTMENT FUND ACCOUNT

        6.1. ESTABLISHMENT OF STOCK ACCOUNT AND INVESTMENT FUND ACCOUNT. The Company shall maintain a separate memorandum account established to record the deferral of compensation that is deemed to be invested in notional Shares (the "STOCK ACCOUNT") and a separate memorandum account established to record the deferral of compensation that is deemed to be invested in one or more mutual funds selected by the Committee (the "INVESTMENT FUND ACCOUNT", and, together with the Stock Account, the "ACCOUNTS") for each Participant who has made a Deferral Election, and shall make additions to and subtractions from such Accounts as provided in this Article VI.

        6.2. ADDITIONS TO ACCOUNTS. (a) At the time a Participant makes a Deferral Election pursuant to Article V, the Participant shall, by written notice filed with the Secretary of the Company, also elect whether the deferred amounts shall be credited to the Stock Account or the Investment Fund Account. If a Participant fails to make a valid election with respect to any portion of his Deferral Election (or if such election ceases to be effective for any reason), such Participant shall be deemed to have elected to have his entire Deferral Election deemed invested in the Stock Account.

        (b) Compensation allocated to a Participant's Accounts pursuant to this Article VI shall be credited to such Accounts as of the date such compensation would otherwise have been paid to the Participant.

        6.3. INVESTMENT FUND ACCOUNT ELECTION. (a) Each Participant shall from time to time designate on a form approved by the Secretary of the Company the mutual funds that shall determine the investment experience with respect to such Participant's Investment Fund Account. The Secretary of the Company may, in his discretion, (I) establish minimum amounts (in terms of dollar amounts or a percentage of a Participant's Account), which may be allocated to any mutual fund, (II) preclude any Participant who is an executive officer of the Company from designating any mutual fund which invests primarily in securities issued by the Company, (III) establish rules regarding the time at

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which any such election (or any change in such election permitted under
Section 6.3(b) shall become effective), and (IV) permit different designations with respect to a Participant's existing Investment Fund Account balance and amounts to be credited to such Investment Fund Account under
Section 6.2 after the date the election form is filed with the Secretary of the Company. If a Participant fails to make a valid election with respect to any portion of his Investment Fund Account (or if any such election ceases to be effective for any reason), such Participant shall be deemed to have elected to have his entire Investment Fund Account deemed invested in the mutual fund which the Secretary of the Company determines generally to have the least risk of loss of principal.

        (b) CHANGE IN DESIGNATION OF MUTUAL FUND. Effective as of the first business day of the calendar quarter commencing more than 10 business days after the proper form is filed with the Secretary of the Company (or such other time as the Secretary of the Company shall permit), a Participant may change the mutual funds designated with respect to all or any portion of his Investment Fund Account. Any such change shall comply with all rules applicable with respect to any initial designation of such mutual funds.

        (c) CREDITING OF AMOUNTS TO THE INVESTMENT FUND ACCOUNT. As of the last day of each calendar quarter (or such other time as the Secretary of the Company shall establish from time to time), each Participant's Investment Fund Account shall be credited or debited, as the case may be, with an amount equal to the net investment gain or loss which such Participant would have realized had he actually invested in each mutual fund an amount equal to the portion of his Investment Fund Account designated as deemed invested in such mutual fund during that calendar quarter (or such other period as may have been established by the Secretary of the Company).

        (d)  NO ACTUAL INVESTMENT.   Notwithstanding anything else in this
Section 6.3 to the contrary, no amount standing to the credit of any Participant's Investment Fund Account shall be set aside or invested in any actual fund on behalf of such Participant; provided, however, that, nothing in this Section 6.3 shall be deemed to preclude the Company from making investments for its own account in any mutual funds (whether directly or through a grantor trust) to assist it in meeting its obligations to the Participants hereunder.

        6.4. STOCK ACCOUNT ELECTION. Any compensation deferred pursuant to a Deferral Election credited to the Stock Account shall be deemed to be invested in a number of notional Shares of the Company (the "PHANTOM STOCK") equal to the quotient of (I) the amount of such fees divided by (II) the Fair Market Value on the date the compensation would have been payable. In addition, the Committee may provide that a Participant's Stock Account shall be credited with additional shares of Phantom Stock, subject to such terms and conditions as the Committee shall determine. Whenever a dividend other than a dividend payable in the form of Shares is declared with respect to the Shares, the number of

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Phantom Stock in the Participant's Stock Account shall be increased by the number of Phantom Stock determined by dividing (I) the product of (A) the number of Phantom Stock in the Participant's Stock Account on the related dividend record date and (B) the amount of any cash dividend declared by the Company on a Share (or, in the case of any dividend distributable in property other than Shares, the per share value of such dividend, as determined by the Company for purposes of income tax reporting) by (II) the Fair Market Value on the related dividend payment date. In the case of any dividend declared on Shares which is payable in Shares, the Participant's Stock Account shall be increased by the number of Phantom Stock equal to the product of (I) the number of Phantom Stock credited to the Participant's Stock Account on the related dividend record date and (II) the number of Shares (including any fraction thereof) distributable as a dividend on a Share. In the event of any change in the number or kind of outstanding Shares by reason of any Adjustment Event affecting the Shares, other than a stock dividend as provided above, the Board shall make an appropriate adjustment in the number of Phantom Stock credited to the Participant's Stock Account. Fractional Phantom Stock shall be credited, but shall be rounded to the nearest hundredth percentile, with amounts equal to or greater than .005 rounded up and amounts less than .005 rounded down.


                                   ARTICLE VII
                            DISTRIBUTION FROM ACCOUNTS

        7.1. (a) DISTRIBUTION ELECTION. Each Participant shall file with the Secretary of the Company a written election (a "Distribution Election") with respect to the timing and manner of distribution of the aggregate amount, if any, credited to his Accounts at any time. A Participant may elect to receive a distribution from his Account in one lump-sum payment, or in such number of annual installments (not to exceed ten) as the Participant may designate. Subject to such limitations as the Committee shall impose, a Participant may also elect to receive all or a portion of the aggregate amount credited to his Accounts as of a date at least one full year after the date the Participant makes a Deferral Election, PROVIDED, HOWEVER, that such Participant shall not make any further Deferral Election for the two immediately following calendar years. If a distribution election is not made or if such election does not apply to the entire balance in such Accounts, the balance in the Participant's Accounts shall be distributed in a single lump-sum payment as soon as administratively possible after the first business day of the calendar year immediately following the year of separation from employment. In the case of any distribution being made in annual installments, each installment after the first installment shall be paid as soon as administratively possible after the first business day of each calendar year following the year in which such first installment is paid until the entire amount subject such installment Distribution Election shall have been paid.

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        (b)  AMENDMENT OF DISTRIBUTION ELECTION.  A Participant may, at any
time during active employment, elect to change the time at which distributions from his Accounts will commence; PROVIDED, HOWEVER, that no such election shall be effective unless at least one full calendar year elapses between (I) the date as of which such election is filed and (II) the date as which such distribution will commence under such election. If a Participant receives any distribution from his Accounts while still eligible to make deferrals hereunder, the Secretary of the Company may suspend the Participant's right to defer additional amounts to Accounts during such calendar year in accordance with Article V.

        (c) HARDSHIP WITHDRAWAL. Notwithstanding Section 7.1(a), the Committee, in its sole discretion, may permit a Participant to elect to receive a distribution of all or a portion of the amounts credited to the Participant's Accounts if the Participant suffers an unforseen personal hardship, as determined by the Committee.

        (d) DISTRIBUTION UPON PARTICIPANT'S DEATH. Notwithstanding Section 7.1(a), if a Participant dies prior to the distribution of the entire amount credited to the Participant's Accounts, the total unpaid balance then credited to the Participant's Accounts shall be paid to the Participant's beneficiary (as determined by Article VIII) in a single lump-sum payment as of the first business day of the first calendar month commencing after the date of the Participant's death, or as soon thereafter as administratively possible.

        (e) CHANGE IN CONTROL. Notwithstanding Section 7.1(a), in the event of a Change in Control, a Participant shall be entitled to a distribution of all amounts then credited to his account.

        7.2. AMOUNT OF INSTALLMENT PAYMENTS. Where the Participant receives the balance of his Accounts in annual installments, the amount of each installment shall be approximately equal to the product of (I) the balance credited to such Accounts on the date of such payment and (II) a fraction, the numerator of which is one (1) and the denominator of which is the total number of installments remaining to be paid at that time.


                                 ARTICLE VIII
                         DESIGNATION OF BENEFICIARY

        A Participant may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon the Participant's death pursuant to Section 7.1(d) hereof. At any time, and from time to time, any such designation may be changed or canceled by the Participant without the consent of any beneficiary. Any such designation, change or cancellation must be made by written

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notice filed with the Secretary of the Company.  If a Participant designates more than one beneficiary, any payments to such beneficiaries made pursuant to Section 7.1(d) shall be made in equal shares unless the Participant has designated otherwise, in which case the payments shall be made in the shares designated by the Participant. If no beneficiary has been named by a Participant, payment shall be made to the Participant's spouse or, if the Participant has no spouse at the time of his death, to the Participant's estate.


                                 ARTICLE IX
                        AMENDMENT AND TERMINATION

        The Committee may, at any time, amend or terminate the Plan; provided no such amendment or termination shall impair the rights of a Participant with respect to amounts then credited to his Account under the Plan.


                                 ARTICLE X
                         RIGHTS AS A STOCKHOLDER

        A Participant shall have no rights with respect to the Participant's Accounts as a shareholder of the Company or of any of the mutual funds and no adjustments shall be made for dividends in cash or other property or distribution or other rights in respect to any Shares or mutual funds, except as otherwise specifically provided for in this Plan.


                                ARTICLE XI
                              MISCELLANEOUS

        11.1. UNFUNDED PLAN. The Company shall not be obligated to fund its liabilities under the Plan, the Accounts established for each Participant electing deferment shall not constitute trusts, and a Participant shall have no claim against the Company or its assets other than as an unsecured general creditor. Without limiting the generality of the foregoing, the Participant's claim at any time shall be for the amount credited to such Participant's Accounts at such time. Notwithstanding the forgoing, the Company may establish a grantor trust or purchase securities to assist it in meeting its obligations hereunder; provided, however, that in no event shall any Participant have any interest in such trust or property other than as an unsecured general creditor.

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        11.2.  NON-ALIENATION.  The right of a Participant to receive a distribution of the value of such Participant's Account payable pursuant to the Plan shall not be subject to assignment or alienation other than by will or by the laws of decent and distribution.

        11.3. NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in this Plan shall be construed to give any Participant the right to continue in the employ of the Company or any of its subsidiaries.

        11.4. LEGAL FEES. In the event that any Participant (or the beneficiary or legal representative of such Participant) shall make demand for payment of benefits due under the terms of the Plan and prevail as to any material aspect of such claim, the Company shall pay all of the Participant's expenses in conjunction with pursuing such claim (including, without limitation, legal fees) and interest on the amount due from the date of such demand in an amount equal to the greater of (I) the amount of earnings credited to the Participant's Account hereunder or (II) 10% per annum compounded semi-annually.

        11.5. COMMITTEE DETERMINATION FINAL. Each determination, interpretation or other action made or taken pursuant to the provisions of this Plan by the Committee shall be final and binding for all purposes and upon all persons, including, without limitation, the Company, the directors, officers and other employees of the Company, the Participants and their respective heirs, executors, administrators, personal representatives and other successors in interest.

        11.6. NO LIMIT ON CORPORATE ACTION. The existence of this Plan shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issuance of bonds, debentures, preferred or prior preference stocks ahead of or affecting Common Stock, the dissolution or liquidation of the Company or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding.

        11.7. WITHHOLDING TAXES. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of any distribution under the Plan.

        11.8. SEVERABILITY OF PROVISIONS. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

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        11.9.  INCAPACITY.  Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Board, the Company and other parties with respect thereto.

        11.10. GOVERNING LAW. The Plan shall be construed in accordance with and governed by the laws of the State of [New York], without reference to principles of conflict of laws which would require application of the law of another jurisdiction, except to the extent that the corporate law of the State of Delaware specifically and mandatorily applies.

        11.11. HEADINGS AND CAPTIONS. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.



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